Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Convio 2009 Stock Incentive Plan of our report dated March 11, 2011 with respect to the consolidated financial statements of Convio, Inc. included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

March 11, 2011